EXHIBIT 99.1

Duluth Holdings Announces Appointment of AJ Sutera to Senior Vice President, Chief Technology Officer & Logistics

Mount Horeb, WI – August 4, 2022 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced that Mr. AJ Sutera has been appointed Senior Vice President, Chief Technology Officer & Logistics effective August 15, 2022.

Mr. Sutera joins Duluth Trading after serving as US Chief Technology & Operations Officer with Signa Sports United. Prior to Signa United Sports, Mr. Sutera was the Executive Vice President/Chief Technology & Information Officer with JD Sports Fashion. He also has served as the Senior Vice President/CTO for Hudson Bay Corporation and the Senior Vice President of Digital Technology & Operations, Saks Fifth Avenue.

Sam Sato, Duluth’s President and CEO, said, “We are thrilled to welcome AJ to Duluth’s senior leadership team.  AJ is a seasoned technology executive with more than 30 years of leadership, experience, and expertise. He is skilled in technology-enabled business transformation, growth-driving digital enterprise platform development, logistics strategy and network capability enhancement, and technology portfolio planning. AJ will play a key role in the continued development of our ‘Big Dam Blueprint’ anchored on our digital first mindset.”

“I am honored to join the Duluth senior leadership team.  I have always admired the unique positioning of the Duluth Trading Company business serving customers’ active lifestyles across work and recreation. I look forward to leveraging my many years of leadership, experience and expertise to further advancing Duluth’s logistics and technology capabilities to support long-term growth,” said Mr. Sutera.

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contact:

ICR, Inc.

646-277-1200

DuluthIR@icrinc.com